Exhibit (a)(1)(A)

GDEV INC.

Offer to Purchase for Cash
A Minimum of 15,000,000, up to a Maximum of 20,000,000
of its Ordinary Shares
at a Purchase Price of $2.00 per Ordinary Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M. EASTERN TIME ON JANUARY 18, 2024,
UNLESS THE OFFER IS EXTENDED
(SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

GDEV Inc., a British Virgin Islands business company (the “Company,” “GDEV,” “we” or “us”), is offering to purchase for cash a minimum of 15,000,000 GDEV ordinary shares, no par value per ordinary share (each, a “share”) (the “Minimum Tender Condition”), up to a maximum of 20,000,000 shares, at a purchase price of $2.00 per share (the “Purchase Price”), net to the seller, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions described in this offer to purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and which, together with this Offer to Purchase, constitute the “Offer”). Subject to any increase we may later make (subject to applicable law), if the Offer is subscribed to at the minimum shares required to satisfy the Minimum Tender Condition, we will pay an aggregate Purchase Price of $30 million and, if the Offer is subscribed to at the maximum shares we are accepting in the Offer, we will pay an aggregate Purchase Price of $40 million. The Offer is not conditioned upon obtaining financing. The Offer is, however, subject to the Minimum Tender Condition, as well as certain other conditions. See Section 6.

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GDEV.” On December 18, 2023, the last full trading day prior to the commencement of the Offer, the last reported sale price of our ordinary shares as reported on Nasdaq was $2.20 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares pursuant to the Offer. See Section 7.

The board of directors of the Company (the “Board of Directors”) has approved the Offer. However, none of the Company, the Board of Directors, Continental Stock Transfer & Trust Company (the “Depositary”) or D.F. King & Co., Inc. (the “Information Agent”) is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so. As of December 18, 2023, none of our directors has informed the Company that they intend to participate in the Offer. Boris Gertsovskiy – one of the Company’s co-founders and an affiliated shareholder of the Company holding, as of the date of this Offer to Purchase, 39,790,076 shares – has indicated to the Company that he intends to tender approximately 10 million of his shares, which would represent approximately 5.1% of the Company’s outstanding shares. Aleksandr Ivanov – a former employee of the Company holding, as of December 15, 2023, 3,658,754 shares – has indicated to the Company that he may tender up to 100% of his shares, which would represent approximately 1.9% of the Company’s outstanding shares. However, none of such individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof. If Mr. Gertsovskiy tenders 10 million shares as he has indicated, our ownership structure following completion of the Offer will be different from our ownership structure prior to the Offer. See Section 10.

If the Offer is oversubscribed, we will purchase shares on a pro rata basis from all shareholders who properly tender shares and do not properly withdraw prior to the Expiration Time. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer.

In accordance with the rules of the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”), in the event that more than 20,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we may, at our option, accept for payment an additional number of shares not to exceed 2% of the total number of outstanding shares (exclusive of any shares held by or for our account) without extending the Offer. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares will be purchased. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional shares, subject to applicable law. See Sections 1 and 14.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery related to the Offer (the “Notice of Guaranteed Delivery”) or other related materials, you should contact the Information Agent.

Offer to Purchase, dated December 19, 2023

IMPORTANT INFORMATION

None of the Company, the Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

If you desire to tender all or any portion of your shares, you must do one of the following before the Offer expires:

(1)	(a) if you hold book-entry shares registered in your own name with Continental Stock Transfer & Trust Company, our transfer agent and share registrar (such holder, a “registered shareholder”), you must complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, to the Depositary, at the address shown on the Letter of Transmittal. You should also validly complete Form W-9 or appropriate Form W-8, as applicable included in the Letter of Transmittal to ensure no backup withholding on any payments made to you pursuant to the Offer, or

(b) if you are an institution participating in The Depository Trust Company (“DTC,” and such institution, a “DTC participant”) and desire to tender shares held in book-entry form through the facilities of DTC, you must tender all such shares you desire to tender through DTC. You must electronically transmit your acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to the Depositary for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Depositary and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Depositary a duly executed Letter of Transmittal.

A tender will be deemed to have been received only when the Depositary receives either (i) as to registered shareholders, a properly completed Letter of Transmittal and all other documents required by the Letter of Transmittal; or (ii) as to DTC participants, (I) either a duly completed agent’s message through the facilities of DTC at the Depositary’s DTC account or a properly completed Letter of Transmittal, and (II) confirmation of book-entry transfer of the shares into the Depositary’s applicable DTC account; or

(2)	if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effects the transaction for you.

If you desire to tender shares and your book-entry shares are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected through the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the number of shares you are tendering.

NO PERSONS OR ENTITIES SUBJECT TO SANCTIONS (AS DEFINED HEREIN) WILL BE ELIGIBLE TO PARTICIPATE IN THIS OFFER. BY TENDERING YOUR SHARES YOU REPRESENT THAT YOU ARE NOT THE SUBJECT OR TARGET OF SANCTIONS.

i

Questions and requests for assistance in connection with the Offer may be directed to D.F. King & Co., Inc., the Information Agent for the Offer, at the telephone number and location listed below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers call: +1 (212) 269-5550
All other call Toll Free: +1 (866) 342-4882
International: +1 (212) 269-5550
Email: gdev@dfking.com

The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
CERTAIN SIGNIFICANT CONSIDERATIONS		7
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS		8
INTRODUCTION		10
THE OFFER		12
1.	Terms of the Offer	12
2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans	13
3.	Procedures for Tendering Shares	15
4.	Withdrawal Rights	19
5.	Purchase of Shares and Payment of Purchase Price	20
6.	Conditions of the Offer	20
7.	Price Range of the Shares; Dividends	23
8.	Source and Amount of Funds	23
9.	Information about GDEV Inc.	24
10.	Interest of Directors, Executive Officers and Other Affiliates; Transactions and Arrangements Concerning the Shares	26
11.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act	29
12.	Legal Matters; Regulatory Approvals	30
13.	Tax Considerations	30
14.	Extension of the Offer; Termination; Amendment	36
15.	Fees and Expenses	37
16.	Miscellaneous	37

SUMMARY TERM SHEET

We are providing this summary term sheet, in the form of questions and answers, about the Offer for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent as described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references in this summary to the sections of this Offer to Purchase where you will find a more complete discussion where helpful. The Company is at times referred to as “we,” “our” or “us.” We refer to our ordinary shares as the “shares.”

Q.	Who is offering to purchase my shares?

A:	The issuer of the shares, GDEV Inc., is offering to purchase your shares. See Section 1.

Q.	What is the Company offering to purchase?

A:	We are offering to purchase a minimum of 15,000,000 shares, up to a maximum of 20,000,000 shares, at a price of $2.00 per share. See Section 1.

Q.	What will be the purchase price for the shares and what will be the form of payment?

A:	We are offering to purchase a minimum of 15,000,000 shares, up to a maximum of 20,000,000 shares , at a price of $2.00 per share, net to the seller in cash, without interest, less any applicable withholding taxes.

If any of your shares are purchased in the Offer, we will pay you the purchase price in cash, without interest, less any applicable withholding taxes, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

Q.	What happens if fewer than 15,000,000 shares are tendered?

A:	The Offer is conditioned upon a minimum number of 15,000,000 shares being properly tendered and not properly withdrawn prior to the Expiration Date. If fewer than 15,000,000 shares are properly tendered, we may, in our sole discretion, terminate the Offer. See Sections 1 and 6.

Q.	What happens if more than 20,000,000 shares are tendered?

A:	If more than 20,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares, subject to the terms of the Offer, from all shareholders who properly tender shares and do not properly withdraw prior to the Expiration Time, on a pro rata basis from among all shares so tendered. Because of the proration provision described above, we may not purchase all of the shares that you tender. See Section 1.

You may tender all or any portion of the shares you own, even if the number of shares you own exceeds the number of shares we may accept for purchase in the Offer. If more than 20,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares on a pro rata basis, subject to the terms of the Offer, from all shareholders who properly tender shares and do not properly withdraw prior to the Expiration Time. Therefore, if you wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell.

In accordance with the rules of the SEC, in the event that more than 20,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we may, at our option, accept for payment an additional number of shares not to exceed 2% of the total number of outstanding shares (exclusive of any shares held by or for our account) without amending or extending the Offer. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares will be purchased. See Section 1.

Q.	How will the Company pay for the shares?

A:	Assuming that the maximum of 20,000,000 shares are tendered in the Offer at the purchase price of $2.00 per share, the aggregate purchase price will be $40 million. We anticipate that we will pay for the shares tendered in the Offer from funds available from cash and cash equivalents.

Q.	How long do I have to tender my shares? Can the Offer be extended, amended or terminated?

A:	You may tender your shares until the Offer expires. The Offer will expire at 5:00 p.m., Eastern Time, on January 18, 2024, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered as of the time when we decided to extend the Offer. We can amend the Offer in our sole discretion at any time prior to the Expiration Time. We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 6 are not met. See Sections 6 and 14.

Q.	How will I be notified if the Company extends the Offer or amends the terms of the Offer?

A:	If we extend the Offer, we will issue a press release (by 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time) announcing the extension and the new Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

Q.	What is the purpose of the Offer?

A:	On December 15, 2023, our Board of Directors approved the Offer. Our Board of Directors has determined that the Offer is a prudent use of our financial resources given our current capitalization, cash balance and operational business profile, and that the Offer presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders. Our Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders to share in a higher portion of our future potential. Our Board of Directors also determined that the Purchase Price discount to the last reported sale price of our shares as reported on Nasdaq on December 18, 2023 was an appropriate means of providing adequate liquidity to any investors whose trading ability may be constrained by the relatively low trading volume and small trading float of the shares. See Section 2.

The Offer provides our shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with open market sales.

Q.	What is the accounting treatment of the Offer?

A:	The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus related fees and a corresponding reduction in our cash and cash equivalents. See Section 2.

Q.	What are the significant conditions to the Offer?

A:	Our obligation to accept and pay for properly tendered shares depends upon a number of conditions that must be satisfied or waived, including, but not limited to:

•	There shall be a minimum number of 15,000,000 shares properly tendered and not properly withdrawn prior to the Expiration Time.

•	The closing price of our shares on Nasdaq shall not on any business day prior to (and including the date of) the Expiration Time be more than 10% below the closing price of our shares on December 18, 2023.

•	The Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the S&P 500 Composite Index shall not close on any business day prior to (and including the date of) the Expiration Time more than 10% below its respective close on December 18, 2023.

•	No legal action shall have been instituted, threatened or pending that challenges the Offer or seeks to impose limitations on our ability (or that of any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

•	No commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States (“U.S.”) or Cyprus, or the material escalation of any such war, armed hostilities or other international calamity that had commenced before the date of this Offer to Purchase, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than the Offer), merger, business combination or other similar transaction involving us or any of our subsidiaries.

•	No one (including certain groups) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or share ownership shall have occurred.

•	We shall have determined that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our shares to be subject to delisting from Nasdaq or eligible for deregistration under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, we will not purchase any shares from shareholders of the Company that are currently the subject or target of any sanctions administered or enforced by the United States Government or other applicable governments, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the European Union and Her Majesty’s Treasury (collectively, “Sanctions”). Nor will any entity subject to Sanctions be eligible to participate in the tender offer, whether acting as a shareholder, securities intermediary, participant in DTC (or another securities depositary or clearinghouse) or otherwise.

The Offer is subject to a number of other conditions described in greater detail in Section 6.

Q.	Following the Offer, will the Company continue as a public company?

A:	Yes. The completion of the Offer in accordance with its terms and conditions is not expected to cause the Company to be delisted from Nasdaq or to stop being subject to the reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that we determine that there is not a reasonable likelihood that such purchase will cause the shares to be subject to delisting from Nasdaq or eligible for deregistration under the Exchange Act. See Section 6. Our shares are registered under Section 12(b) of the Exchange Act, and therefore we are subject to the reporting requirements of the Exchange Act. Our shares will continue to be registered under Section 12(b) of the Exchange Act following the completion of the Offer in accordance with its terms and conditions. See Section 11.

Q.	How do I tender my shares?

A:	If you desire to tender all or part of your shares, you must do one of the following before 5:00 p.m., Eastern Time, on January 18, 2024, or any later time and date to which the Offer may be extended:

•	If you are a registered shareholder, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary. You should also validly complete Form W-9 or appropriate Form W-8, as applicable included in the Letter of Transmittal to ensure no backup withholding on any payments made to you pursuant to the Offer.

•	If you are a DTC participant, you must tender your shares according to the procedure described in Section 3.

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•	If you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Q.	Once I have tendered shares in the Offer, can I withdraw my tender?

A:	Yes. You can withdraw any shares you have tendered at any time before 5:00 p.m., Eastern Time, on January 18, 2024, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 5:00 p.m., Eastern Time, on January 18, 2024. See Section 4.

Q.	How do I withdraw shares I previously tendered?

A:	To withdraw shares, you must submit a written notice of withdrawal with the required information, and such notice must be received by the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Q.	Has the Company or the Board of Directors adopted a position on the Offer?

A:	The Board of Directors has approved the Offer on December 15, 2023. However, none of the Company, the Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Q.	Do the directors, executive officers or affiliated shareholders of the Company intend to tender their shares in the Offer?

A:	Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so. As of December 18, 2023, none of our directors has informed the Company that they intend to participate in the Offer. Boris Gertsovskiy – one of the Company’s co-founders and an affiliated shareholder of the Company holding, as of the date of this Offer to Purchase, 39,790,076 shares – has indicated to the Company that he intends to tender approximately 10 million of his shares, which would represent approximately 5.1% of the Company’s outstanding shares. Aleksandr Ivanov – a former employee of the Company holding, as of December 15, 2023, 3,658,754 shares – has indicated to the Company that he may tender up to 100% of his shares, which would represent approximately 1.9% of the Company’s outstanding shares. However, none of such individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof. If Mr. Gertsovskiy tenders 10 million shares as he has indicated, our ownership structure following completion of the Offer will be different from our ownership structure prior to the Offer. After termination of the Offer, any of our directors, executive officers or affiliated shareholders may, in compliance with applicable law, sell shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

Q.	If I decide not to tender, how will the Offer affect my shares?

A:	Shareholders who choose not to tender their shares (and not otherwise dispose of their shares) will own a greater percentage interest in our outstanding shares following the consummation of the Offer, subject to future share issuances by the Company. See Section 2.

Q.	What is the recent market price of my shares?

A:	On December 18, 2023, the last full trading day prior to the commencement of the Offer, the last reported sale price of our shares as reported on Nasdaq was $2.20 per share. The purchase price in the Offer of $2.00 per share represents a 9.1% discount to the last reported sale price on December 18, 2023. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.

Q.	When will the Company pay for the shares I tender?

A:	We will announce the results of the Offer (including any proration) and will promptly pay the purchase price, net to the seller in cash, without interest, less any applicable withholding tax, for the shares we purchase after the expiration of the Offer. See Section 5.

Q.	Will I have to pay brokerage commissions if I tender my shares?

A:	If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

Q.	What are the U.S. federal income tax consequences if I tender my shares?

A:	If you are a U.S. Holder (as defined in Section 13), the receipt of cash from the Company in exchange for your shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment if certain requirements (described in Section 13) are satisfied or (2) a distribution in respect of shares from the Company if those requirements (described in Section 13) are not satisfied. If you are a U.S. Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering shareholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal (or other such form as may be applicable, such as an applicable Form W-8 for Non-U.S. Holders) may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to the shareholder pursuant to the Offer. See Sections 3 and 13.

Q.	What does the Company intend to do with the shares tendered in the Offer?

A:	Shares we acquire pursuant to the Offer will be held by us as treasury shares and will be available for us to issue in the future without further shareholder action for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or share plans or compensation programs for directors, officers and employees. In particular, subsequent to the completion of the Offer, we intend to reintroduce all or a portion of the shares tendered in the Offer into the securities markets with the aim to bolster the trading liquidity of our shares by increasing our public float.

Q.	Who can I talk to if I have questions?

A:	If you have any questions regarding the Offer, please contact D.F. King & Co., Inc., the Information Agent for the Offer. Its address and telephone number are set forth on the back cover of this Offer to Purchase.

CERTAIN SIGNIFICANT CONSIDERATIONS

None of the Company, the Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2 and Cautionary Note on Forward-Looking Statements.

We have not obtained a third-party determination that the Offer is fair to shareholders.

None of us, the Depositary or the Information Agent makes any recommendation as to whether you should tender your shares in the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the shareholders for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer to shareholders. You must make your own independent decision regarding your participation in the Offer.

Our affiliates may participate in the Offer.

Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so. As of December 18, 2023, none of our directors has informed the Company that they intend to participate in the Offer. Boris Gertsovskiy – one of the Company’s co-founders and an affiliated shareholder of the Company holding, as of the date of this Offer to Purchase, 39,790,076 shares – has indicated to the Company that he intends to tender approximately 10 million of his shares, which would represent approximately 5.1% of the Company’s outstanding shares. Aleksandr Ivanov – a former employee of the Company holding, as of December 15, 2023, 3,658,754 shares – has indicated to the Company that he may tender up to 100% of his shares, which would represent approximately 1.9% of the Company’s outstanding shares. However, none of such individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof. See Section 10.

If Mr. Gertsovskiy tenders 10 million shares as he has indicated, our ownership structure following completion of the Offer will be different from our ownership structure prior to the Offer.

We may not accept all of the shares tendered in the Offer.

Depending on the amount of shares tendered in the Offer, we may not accept all of the shares tendered in the Offer. Further, we may have to prorate the shares that we accept in the Offer. Any shares not accepted will be returned to tendering holders promptly after expiration. See Section 1 and Section 5.

If the Offer is successful, there may be a limited trading market for the shares and the market price for the shares may be depressed.

Depending on the amount of shares that are accepted in the Offer, the trading market for the shares that remain outstanding after the Offer may be more limited. A reduced trading volume for shares may decrease the price and increase the volatility of the trading price of the shares that remain outstanding following the completion of the Offer.

The shares may be acquired by the Company other than through the Offer in the future.

From time to time in the future, to the extent permitted by applicable law, the Company and/or its affiliates may acquire shares that remain outstanding, whether or not the Offer is consummated, through tender offers, exchange offers, open market purchases or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and/or its affiliates may pursue.

On December 15, 2023, the Board of Directors approved the Offer. Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be effected until at least 10 business days after the Offer expires.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains certain “forward-looking statements,” including, but are not limited to, statements with respect to (i) our revenues, Bookings, performance, strategies, plans, prospects, forecasts and other aspects of our business, (ii) trends in the gaming industry, (iii) our target cohorts and user and the expected arrangement with them, (iv) our projected growth opportunities, including relative to our competitors and (v) other statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future.

Such statements are based on current expectations that are subject to risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this Offer to Purchase are based our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions. Many factors could cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements in this Offer to Purchase, including among other things:

•	our ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities;

•	our ability to enhance our product offering and monetization to achieve significant customer lifetime value;

•	our ability to improve and expand available traffic channels to effectively acquire paying users;

•	changes in general economic or political conditions in the countries or regions in which we operate;

•	changes, conditions or effects that generally affect the mobile game industry;

•	our potential inability to achieve our projected Bookings growth and build the scale of our platform;

•	our potential inability to maintain our current revenue stream and ours relationships with players and advertisers;

•	our potential inability to execute our M&A strategy;

•	the enforceability of our intellectual property and protection of our proprietary information;

•	the risk to our business, operations and plans if internal processes and information technology systems are not properly maintained and risks associated with our operational reliance on third parties, including third-party platforms and infrastructure;

•	the risk to our business, operations and plans from cyber-attacks or other privacy or data security incidents;

•	the ability to maintain the listing of our securities on a recognized securities exchange;

•	changes in the competitive and regulated industries in which we operate, variations in operating performance across competitors, changes in laws and regulations (including data privacy, cybersecurity and tax laws and regulations) affecting our business and changes in our capital structure;

•	the risk of downturns and a changing regulatory landscape in the highly competitive industry in which we operate;

•	the effect of global epidemics and contagious disease outbreaks, including COVID-19, and public perception thereof;

•	our plans to issue additional equity securities in the future;

•	volatility in the price of our securities, including as a result of sales of substantial number of shares into the public market by holders of our securities; and

•	the other matters described in the “Risk Factors” section of our Annual Report on Form 20-F, filed by the Company on July 26, 2023.

The foregoing list of factors is not exhaustive. The forward-looking statements contained in this Offer to Purchase are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the “Risk Factors” “section of our 2022 Annual Report on Form 20-F and other documents filed by the Company from time to time with the Securities and Exchange Commission, as well as the factors relating to the transactions discussed in this Offer to Purchase, including the section titled “Certain Significant Considerations.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We will not and do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws.

In addition, please refer to the documents incorporated by reference into this Offer to Purchase (see Section 9) for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our Company and business. Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the holders of our shares:

We invite you to tender all or a portion of our shares that you hold. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase for cash a minimum of 15,000,000 shares (the “Minimum Tender Condition”), up to a maximum of 20,000,000 shares, at a purchase price of $2.00 per share, net to the seller, without interest, less any applicable withholding taxes.

The Offer will expire at 5:00 p.m., Eastern Time, on January 18, 2024, unless extended.

Because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered if more than 20,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time. We will return any shares that we do not purchase due to proration, and such shares will be returned to the tendering shareholders at our expense promptly following the Expiration Time. In accordance with the rules of the SEC, we may, at our option, accept for payment an additional number of shares not to exceed 2% of the total number of outstanding shares (exclusive of any shares held by or for our account) without amending or extending the Offer. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares will be purchased. See Section 1.

Tendering shareholders whose shares are registered in their own names and who tender directly to the Depositary, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, share transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Our obligation to accept, and pay for, shares properly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions, including the Minimum Tender Condition, set forth in Section 6 of this Offer to Purchase.

The Board of Directors has approved the Offer. However, none of the Company, the Board of Directors, the Depositary or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. As of December 18, 2023, none of our directors has informed the Company that they intend to participate in the Offer. Boris Gertsovskiy – one of the Company’s co-founders and an affiliated shareholder of the Company holding, as of the date of this Offer to Purchase, 39,790,076 shares – has indicated to the Company that he intends to tender approximately 10 million of his shares, which would represent approximately 5.1% of the Company’s outstanding shares. Aleksandr Ivanov – a former employee of the Company holding, as of December 15, 2023, 3,658,754 shares – has indicated to the Company that he may tender up to 100% of his shares, which would represent approximately 1.9% of the Company’s outstanding shares. However, none of such individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof. See Section 10. If Mr. Gertsovskiy tenders 10 million shares as he has indicated, our ownership structure following completion of the Offer will be different from our ownership structure prior to the Offer. After termination of the Offer, any of our directors, executive officers or affiliated shareholders may, in compliance with applicable law, sell shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

As of December 18, 2023, there were 197,434,304 shares issued and outstanding. The minimum of 15,000,000 shares that we are offering to purchase hereunder represent approximately 7.6% of the total number of issued shares as of December 18, 2023. The maximum of 20,000,000 shares that we are offering to purchase hereunder represent approximately 10.1% of the total number of issued shares as of December 18, 2023. The shares are listed and traded on Nasdaq under the symbol “GDEV”. On December 18, 2023, the last full trading day prior to the commencement of the Offer, the last reported sale price of our ordinary shares as reported on Nasdaq was $2.20 per share.

Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 7.

If you have any questions regarding the Offer, please contact D.F. King & Co., Inc., the Information Agent for the Offer. Its address and telephone number are set forth on the back cover of this Offer to Purchase.

THE OFFER

1.	Terms of the Offer

General. Upon the terms and subject to the conditions of the Offer, we will purchase for cash:

•	a minimum of 15,000,000 shares (the “Minimum Tender Condition”);

•	up to a maximum of 20,000,000 shares,

in each case, that are properly tendered and not properly withdrawn in accordance with Section 4, at a purchase price of $2.00 per share (the “Purchase Price”), net to the sellers. If the Offer is subscribed to at the minimum shares required to satisfy the Minimum Tender Condition, we will pay an aggregate Purchase Price of $30 million and, if the Offer is subscribed to at the maximum shares we are accepting in the Offer, we will pay an aggregate Purchase Price of $40 million.

The term “Expiration Time” means 5:00 p.m., Eastern Time, on January 18, 2024, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In the event of an over-subscription of the Offer, as described below, shares tendered will be subject to proration based on the number of shares tendered prior to the Expiration Time.

Except as described herein, withdrawal rights expire at the Expiration Time.

If:

•	we increase or decrease the price to be paid for shares or increase or decrease the number of shares sought in the Offer (but, in the event of an increase, only if we increase the number of shares sought by more than 2% of the outstanding shares); and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending at the end of the day, 12:00 midnight, Eastern Time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such period of 10 business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. to approximately 12:00 midnight, Eastern Time.

In accordance with the rules of the SEC, in the event that more than 20,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we may, at our option, accept for payment an additional number of shares not to exceed 2% of the total number of outstanding shares (exclusive of any shares held by or for our account) without amending or extending the Offer. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares will be purchased.

Purchase Price. The Purchase Price is $2.00 per share. The Purchase Price has been calculated based on a discount of approximately 9.1% to the last reported sale price of our ordinary shares as reported on Nasdaq as of December 18, 2023. See Certain Significant Considerations.

The Offer is subject to certain conditions, including the Minimum Tender Condition. See Section 6.

All shares we acquire in the Offer will be acquired at the same purchase price. However, because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered and not properly withdrawn prior to the Expiration Time. We will return shares that we do not purchase because of proration to the tendering shareholders at our expense promptly after the Offer expires.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is fewer than 15,000,000, we may, in our sole discretion, terminate the Offer. If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is greater than 15,000,000 but less than or equal to 20,000,000 shares, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered.

Upon the terms and subject to the conditions of the Offer, if more than 20,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase all properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. Due to this proration provision, it is possible that only a portion and not all of the shares that a shareholder tenders in the Offer may be purchased.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to downward adjustment (in order to avoid the purchase of fractional shares), proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders. If applicable, we will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their respective brokers.

If Boris Gertsovskiy tenders 10 million shares as he has indicated, the proration factor in the Offer would be substantially impacted. As a result, only a limited number of shares properly tendered by other shareholders would be purchased. See Section 10.

As described in Section 13, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to such shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be furnished promptly to any holder of the shares requesting a copy by contacting the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Shareholders of the Company or any other entity subject to Sanctions will not be eligible to tender shares in the Offer.

2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans

Purpose of the Offer.

On December 15, 2023, our Board of Directors approved the Offer. In determining to approve the Offer, our Board of Directors considered a broad range of factors, including the recent price performance of our shares, their relatively low trading volume and small public float, the concentration of share ownership among relatively few shareholders, current market conditions for a transaction of this nature, our financial condition, operations, capital needs, strategy and expectations for the future and the potential attractiveness of the Offer to our shareholders. Our Board of Directors has determined that the Offer is a prudent use of our financial resources given our current capitalization, cash balance and operational business profile, and that the Offer presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders. Our Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders to share in a higher portion of our future potential. Our Board of Directors also determined that the Purchase Price discount to the last reported sale price of our shares as reported on Nasdaq on December 18, 2023 was an appropriate means of providing adequate liquidity to any investors whose trading ability may be constrained by the relatively low trading volume and small public float of the shares. See Certain Significant Considerations.

The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with open market sales.

None of the Company, the Board of Directors, the Depositary or the Information Agent is making any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

If the Offer is oversubscribed, we will purchase shares on a pro rata basis from all shareholders who properly tender shares and do not properly withdraw prior to the Expiration Time. See Section 1. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer.

Certain Effects of the Offer. Shareholders who do not tender their shares pursuant to the Offer (and not otherwise dispose of their shares) and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders (other than shareholders whose shares are fully tendered and accepted on a pro rata basis) may, subject to future share issuances by the Company, realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. The minimum shares required to satisfy the Minimum Tender Condition, 15,000,000, represent approximately 7.6% of our issued and outstanding shares as of December 18, 2023. The maximum shares we are accepting in the Offer, 20,000,000, represent approximately 10.1% of our issued and outstanding shares as of December 18, 2023.

Shareholders may be able to sell non-tendered shares in the future on Nasdaq or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

The Offer may reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and may reduce the number of our shareholders. These reductions may result in lower or higher share prices and/or reduced liquidity in the trading market for our shares following completion of the Offer.

Shares we acquire pursuant to the Offer will be held by us as treasury shares and will be available for us to issue in the future without further shareholder action for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or share plans or compensation programs for directors, officers and employees. In particular, subsequent to the completion of the Offer, we intend to reintroduce all or a portion of the shares tendered in the Offer into the securities markets with the aim to bolster the trading liquidity of our shares by increasing our public float.

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus related fees and a reduction in cash and cash equivalents in a corresponding amount.

Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so. As of December 18, 2023, none of our directors has informed the Company that they intend to participate in the Offer. Boris Gertsovskiy – one of the Company’s co-founders and an affiliated shareholder of the Company holding, as of the date of this Offer to Purchase, 39,790,076 shares – has indicated to the Company that he intends to tender approximately 10 million of his shares, which would represent approximately 5.1% of the Company’s outstanding shares. Aleksandr Ivanov – a former employee of the Company holding, as of December 15, 2023, 3,658,754 shares – has indicated to the Company that he may tender up to 100% of his shares, which would represent approximately 1.9% of the Company’s outstanding shares. However, none of such individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof. See Section 10. If Mr. Gertsovskiy tenders 10 million shares as he has indicated, our ownership structure following completion of the Offer will be different from our ownership structure prior to the Offer. After termination of the Offer, any of our directors, executive officers or affiliated shareholders may, in compliance with applicable law, sell shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

Other Plans. Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our significant subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•	any material change in our present dividend policy, or indebtedness or capitalization;

•	any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

•	a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition by any person of securities of ours; or

•	any changes in the our memorandum and articles of association or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our corporate strategy of acquiring games and gaming studios, we regularly consider strategic acquisitions and business combinations. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached in this regard. We reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.	Procedures for Tendering Shares

Valid Tender. If you desire to tender all or any portion of your shares, you must either:

(1)            (a) if you are a registered shareholder, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, to the Depositary, at the address shown on the Letter of Transmittal. You should also validly complete Form W-9 or appropriate Form W-8, as applicable included in the Letter of Transmittal to ensure no backup withholding on any payments made to you pursuant to the Offer, or

(b) if you are a DTC participant and desire to tender shares held in book-entry form through the facilities of DTC, all of the shares must be tendered through DTC. You must electronically transmit your acceptance of the Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message to the Depositary for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Depositary and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that the Company may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Depositary a duly executed Letter of Transmittal.

A tender will be deemed to have been received only when the Depositary receives either (i) as to registered shareholders, a properly completed Letter of Transmittal and all other documents required by the Letter of Transmittal; or (ii) as to DTC participants, (I) either a duly completed agent’s message through the facilities of DTC at the Depositary’s DTC account or a properly completed Letter of Transmittal, and (II) confirmation of book-entry transfer of the shares into the Depositary’s applicable DTC account; or

(2) if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your shares are owned in “street name,” you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effects the transaction for you.

The valid tender of shares by you via one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

We urge shareholders who hold shares through brokers, dealers, commercial banks, trust companies or other nominees to consult their respective brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through such brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

The shares may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•	the Letter of Transmittal is signed by a registered holder, or a participant in DTC whose name appears on a security position listing as the owner of the shares, and such holder or DTC participant has not completed either of the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” within the Letter of Transmittal; or

•	the shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act.

The Company will make payment for shares tendered and accepted for purchase in the Offer only after the Depositary timely receives (i) as to DTC participants, a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, a properly completed and a duly executed Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal, or (ii) as to registered shareholders, a properly completed Letter of Transmittal and all other documents required by the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your book-entry shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives, at the address set forth on the back cover of this Offer to Purchase and within the period of two business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) as to a registered shareholder, a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and all other required documents; or (ii) as to a DTC participant, a book-entry confirmation evidencing all tendered shares, in proper form for transfer, in each case together with the Letter of Transmittal, validly completed and duly executed, with any required signature guarantees (or an agent’s message), and any other documents required by the Letter of Transmittal.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Book-Entry Delivery. We have been informed by Continental Stock Transfer & Trust Company, the Company’s transfer agent and share registrar, that none of our shares are certificated.

As to registered shareholders, a shareholder should deliver a completed and signed Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have the shareholder’s signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, to the Depositary, at the address shown on the Letter of Transmittal. Such shareholder should also validly complete Form W-9 or appropriate Form W-8, as applicable included in the Letter of Transmittal to ensure no backup withholding on any payments made to you pursuant to the Offer.

As to DTC participants, the Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the shares by causing DTC to transfer shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of shares into the Depositary’s account at DTC, such deposit must be accompanied by a message that has been transmitted to the Depositary through the facilities of DTC or “agent’s message,” or a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Depositary at its address set forth on the back page of this Offer to Purchase before the Expiration Time.

Method of Delivery. The method of delivery of book-entry shares, either through the Letter of Transmittal and all other required documents for registered shareholders, or through the DTC for DTC participants, is at the election and risk of the tendering shareholder. If you plan to make delivery of Letter of Transmittal by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Appraisal Rights. You will have no appraisal rights in connection with the Offer.

U.S. Federal Income Tax Backup Withholding; Information Reporting. Under the U.S. federal income tax backup withholding rules, a portion (24% under current law) of the gross proceeds payable to a shareholder in the Offer may be required to be withheld and remitted to the Internal Revenue Service the (the “IRS”) unless the shareholder provides its taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent), and certifies under penalties of perjury that such number is correct, or such shareholder otherwise establishes an exemption. If the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the shareholder may also be subject to certain penalties imposed by the IRS. Therefore, each tendering shareholder that is a U.S. Holder (as defined in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding, unless the shareholder otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the shareholder is not subject to backup withholding. If a U.S. Holder does not provide the Depositary (or other applicable withholding agent) with the correct taxpayer identification number or an adequate basis for exemption, the U.S. Holder may be subject to penalties imposed by the IRS. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain shareholders (including, among others, most corporations and certain Non-U.S. Holders (as defined in Section 13)) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN or W-8BEN-E, as appropriate, or other applicable IRS Form W-8 (or a suitable substitute form), signed under penalties of perjury, attesting to that shareholder’s exempt status. The applicable form can be obtained from the Depositary at the address and telephone number set forth on the back cover page of this Offer to Purchase or from the IRS website at www.irs.gov. The IRS website address is not intended to function as a hyperlink, and the information contained on the IRS website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

In addition, the Depositary (or other applicable withholding agent) may be required to report to the IRS the payment of the Offer proceeds to non-exempt shareholders.

Shareholders are advised to consult their tax advisors regarding information reporting and possible qualifications for exemption from backup withholding and the procedure for obtaining any applicable exemption or refund of amounts withheld.

For further discussion of U.S. federal income tax consequences to tendering shareholders, see Section 13.

Return of Withdrawn Shares. In the event of proper withdrawal of tendered shares, as to DTC participants, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at DTC without expense to the shareholder. As to registered shareholders, the Depositary will return the unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, back to these registered shareholders.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of shares, and its determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful, including, but not limited to, tenders from shareholders subject to Sanctions. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular share or any particular shareholder, and the Company’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until the shareholder cures, or the Company waives, all defects or irregularities. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Tendering Holder’s Representation and Warranty; The Company’s Acceptance Constitutes an Agreement. A tender of shares under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to the Company that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered shares and (ii) when the same are accepted for purchase by the Company, it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

In addition, it is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. As such, a tender of shares made pursuant to any method of delivery set forth herein will also constitute the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4.

In addition, a tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder is not the subject or target of Sanctions.

Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time, unless we extend the Offer, for all shares. You may also withdraw your previously tendered shares at any time after 5:00 p.m., Eastern Time, on January 18, 2024, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered shareholder to be withdrawn, if different from the name of the person who tendered the shares.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the DTC to be credited with the withdrawn shares and otherwise comply with DTC’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all persons participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of the Offer, shares that are properly tendered and not properly withdrawn only when and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per-share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made as promptly as practicable, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	as to a DTC participant, (a) either a duly completed agent’s message through the facilities of DTC at the Depositary’s DTC account or a properly completed Letter of Transmittal, and (b) confirmation of book-entry transfer of the shares into the Depositary’s applicable DTC account; or as to a registered shareholder, a properly completed and duly executed Letter of Transmittal; and

•	any other required documents by the Letter of Transmittal.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. Shares tendered and not purchased, including shares not purchased due to proration will stay at the registered shareholder’s book-entry account at our transfer agent, or, in the case of shares tendered by book-entry transfer through the facilities of DTC, will be credited to the appropriate account maintained by relevant DTC participants at the DTC, in each case without expense to the shareholder.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if the Minimum Tender Condition is not satisfied or if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.

We will pay all share transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

6.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered shares promptly after the termination or withdrawal of the tender offer), if prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•	a minimum number of 15,000,000 shares have not been properly tendered or properly withdrawn prior to the Expiration Time;

•	any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits on prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•	the closing price of our shares on Nasdaq is, on any business day prior to (and including the date of) the Expiration Time, more than 10% below the closing price of our shares on December 18, 2023;

•	the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the S&P 500 Composite Index closes, on any business day prior to (including the date of) the Expiration Time, more than 10% below its respective close on December 18, 2023;

•	commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the U.S. or Cyprus, or the material escalation of any such war, armed hostilities or other international calamity that had commenced before the date of this Offer to Purchase, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•	any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•	our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order (including any applicable law, statute, rule, regulation, decree or order imposing any new Sanctions or extending any existing Sanctions);

•	there has been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•	we learn that:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of shares, the formation of a group, the grant of any option or right or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before December 18, 2023);

•	a tender or exchange offer for any or all of our outstanding ordinary shares (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before December 18, 2023, has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to cause the shares to be subject to delisting from Nasdaq or eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. As of the date of this Offer to Purchase, we are not aware that any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion, as well as that any of the conditions in this Section 6 exist or are reasonably likely to exist on or before the Expiration Time of the Offer. To the extent that we become aware that any of the conditions set forth above exist or are incapable of being satisfied, the Company will advise the shareholders of such condition in the form of an amendment to the tender offer and advise whether the Company elects to waive such condition and, if necessary, extend the Expiration Time of the Offer.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction.

7.	Price Range of the Shares; Dividends

The shares are traded on Nasdaq under the symbol “GDEV”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by Nasdaq, based on published financial sources.

	Fiscal Year Ending December 31, 2023[1]
	High	Low
Fourth Quarter (until December 18, 2023)	$3.38	$1.90
Third Quarter	$7.40	$2.15
Second Quarter	$8.50	$3.51
First Quarter	$8.10	$3.10

	Fiscal Year Ending December 31, 2022[1]
	High	Low
Fourth Quarter	$6.38	$6.38
Third Quarter	$6.38	$6.38
Second Quarter	$6.38	$6.38
First Quarter	$9.00	$6.20

	Fiscal Year Ending December 31, 2021
	High	Low
Fourth Quarter	$9.88	$6.53

1            From February 28, 2022 until March 15, 2023, trading in the Company’s securities was suspended in connection with a general imposition of a trading suspension in the securities of companies with operations in Russia by Nasdaq and the New York Stock Exchange.

On December 18, 2023, the last full trading day prior to the commencement of the Offer, the last reported sale price of our shares as reported on Nasdaq was $2.20 per share. The purchase price in the Offer of $2.00 per share represents a 9.1% discount to the last reported sale price on December 18, 2023. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.

We have not declared or paid cash dividends to holders of our shares since our inception. We have no current plans to pay cash dividends to holders of our shares.

8.	Source and Amount of Funds

Assuming that the Offer is subscribed to at the minimum of 15,000,000 shares required to satisfy the Minimum Tender Condition at the purchase price of $2.00 per share, the aggregate purchase price will be $30 million and, assuming that the Offer is subscribed to at the maximum 20,000,000 shares we are accepting in the Offer at the purchase price of $2.00 per share, the aggregate purchase price will be $40 million. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our available cash and cash equivalents. The Offer is not conditioned upon our obtaining financing. See Section 6. As of December 18, 2023, we have no plan to use alternative financing arrangements or alternative financing plans in the event that our available cash and cash equivalents are insufficient to fund the purchase of shares in the Offer.

9.	Information about GDEV Inc.

We build mobile, web and social games for millions of players to enjoy globally. We are one of the top five independent mobile game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases in 2022, net of platform fees, according to data provided by data.ai. Our games are free to play, and we continuously innovate our games to provide novel, curated in-game content to our users at optimal points in their game journeys.

Our core product offering, Hero Wars, offers a suite of games across mobile and web-based platforms and has, since its launch in 2016, evolved into a well-recognized global gaming franchise in the RPG genre, with 3.5 million MAUs across more than 75 countries in 2022. In 2022, Hero Wars ranked 10th on Android and 8th on iOS according to the top grossing charts in the RPG genre in the United States.

Continuous improvements in game content and focus on customer engagement has allowed us to monetize on the popularity of our games and achieve attractive key performance metrics. In particular, between 2018 and 2021, we achieved 13 times’ growth in Bookings and as of December 31, 2022, our cumulative all time Bookings crossed the $1.5 billion mark. We benefit from predictable cohorts and a loyal base of core players, which supports our ability to sustain our monetization per user. In the year ended December 31, 2022, cohorts from previous periods accounted for approximately 81.7% of our Bookings for our core product, Hero Wars.

Since our formation over a decade ago, we have developed a sizeable built-to-scale platform, enabling us to streamline content development and offering a value-enhancing opportunity for potential newly acquired games and companies. For example, in 2022, we entered into agreements to acquire four separate gaming studios to expand our portfolio of midcore games, enlarge our player base and expand into new genres. We plan to further expand gameplays within our current products as well as work towards new game offerings.

GDEV Inc. was incorporated on January 27, 2021 as “Nexters Inc.,” a British Virgin Islands business company.

On August 26, 2021, we consummated the transactions (the “Transactions”) contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of January 31, 2021, as amended on July 17, 2021 and August 11, 2021, by and among the Company, Nexters Global Ltd. (“Nexters Global”) and Kismet Acquisition One Corp. (“Kismet”), among others. As contemplated by the Business Combination Agreement, Kismet was merged into the Company, with the Company surviving the merger and the securityholders of Kismet becoming securityholders of the Company (the “Merger”), and the Company acquired all of the issued and outstanding share capital of Nexters Global from the holders of Nexters Global’s share capital for a combination of cash and GDEV ordinary shares, such that Nexters Global became a direct wholly owned subsidiary of the Company (the “Share Acquisition”).

On August 27 2021, our shares and warrants commenced trading on Nasdaq under the symbols “GDEV” and “GDEVW,” respectively.

On June 21, 2023, the Company changed its named from “Nexters Inc.” to “GDEV Inc.” to reflect the evolution of the Company as a holding company focused on the growth of its diversified portfolio of studios and franchises.

The principal executive office of GDEV is 55, Griva Digeni, 3101, Limassol, Cyprus, and the telephone number of GDEV is +35722580040. The website address of GDEV is: https://gdev.inc. The information contained on the website does not form a part of, and is not incorporated by reference into, this Offer to Purchase.

The SEC maintains a website at www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC.

Where You Can Find More Information

We are subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also have filed, pursuant to Rule 13e-4(c)(2), an issuer tender offer statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.

We have not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to our shareholders nor the decision to tender, or not to tender, shares, shall create any implication to the contrary.

This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents (or portions thereof) listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

(a)            Our 2022 Annual Report on Form 20-F, filed with the SEC on June 26, 2023; and

(b)            Our reports on Form 6-K filed with the SEC on August 28, 2023, August 29, 2023, September 29, 2023, October 27, 2023, November 21, 2023 and November 22, 2023.

Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or calling us at:

GDEV Inc.
55, Griva Digeni
3101, Limassol
Cyprus
Telephone: +35722580040

Please be sure to include your complete name and address in your request.

10.	Interest of Directors, Executive Officers and Other Affiliates; Transactions and Arrangements Concerning the Shares

As of December 18, 2023, there were 197,434,304 shares issued and outstanding. The minimum shares required to satisfy the Minimum Tender Condition, 15,000,000, represent approximately 7.6% of our issued and outstanding shares as of December 18, 2023. The maximum shares we are accepting in the Offer, 20,000,000, represent approximately 10.1% of our issued and outstanding shares as of December 18, 2023.

The following table sets forth information relating to the beneficial ownership of our shares as of December 18, 2023 based on a total number of shares outstanding as of such date, with respect to the beneficial ownership of our shares by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to all shares held by that person based on information provided to us by such person. This table is based on information supplied by our directors and officers and by Schedules 13D and Schedules 13G, if any, filed with the SEC.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. Unless otherwise indicated, the business address of each of the persons named in the table below is: 55, Griva Digeni, Limassol, Cyprus.

Beneficial Owners	Number of Shares(1)	Percentage of Shares(2)
Directors and Executive Officers
Andrey Fadeev (Director and Chief Executive Officer)	39,790,076	20.2%
Natasha Braginsky Mounier (Director)(3)	24,091	*
Igor Bukhman (Director)(4)	37,200,700	18.8%
Marie Holive (Director)(3)	9,091	*
Olga Loskutova (Director)(3)	9,091	*
Andrew Sheppard (Director)	24,091	*
Tal Shoham (Director)(3)	9,091	*
Alexander Karavaev(5) (Chief Financial Officer)	416,500	*
Anton Reinhold(6) (Chief Operating Officer)	3,899,571	2.0%
All GDEV directors and executive officers as a group (9 individuals)	81,382,302	41.0%

Other 5% Shareholders
Everix Investments Limited(7)	74,401,400	37.7%
Boris Gertsovskiy	39,790,076	20.2%
Kismet Sponsor Limited(8)	17,875,000	8.8%

*	Less than one percent (1%) of our outstanding shares.

(1)	The number of shares listed for each beneficial owner assumes the exercise of all of the warrants beneficially owned by such beneficial owner.

(2)	In calculating the percentages, (a) the numerator is calculated by adding the number of shares held by such beneficial owners and the number of shares issuable upon the exercise of options and warrants held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of shares outstanding, the number of shares issuable upon the exercise of options and warrants held by such beneficial owner, if any (but not the number of shares issuable upon the exercise of warrants held by any other beneficial owner).

(3)	Represents shares issuable upon exercise of options that have been granted and are currently exercisable or exercisable within 60 days.

(4)	Represents 50% of the 74,401,400 shares directly held by Everix Investments Limited. Based on information reported on a Schedule 13G filed on February 14, 2022, each of Dmitrii Bukhman and Igor Bukhman has a 50% indirect ownership interest in Everix Investments Limited. Consequently, Igor Bukhman may be deemed to be the indirect beneficial owner of 50% of the shares held by Everix Investments Limited.

(5)	Includes (i) 16,500 ordinary shares currently held as of the date of this prospectus and (ii) 400,000 ordinary shares issuable pursuant to options that have been granted under the 2021 ESOP and are currently exercisable or exercisable within 60 days.

(6)	Includes (i) 3,531,686 shares and (ii) 367,885 shares issuable upon the exercise of options that have been granted and are currently exercisable or exercisable within 60 days.

(7)	Everix Investments Limited’s registered business address is Spyrou Kyprianou 20, CHAPO CENTRAL, Floor 1, 1075, Nicosia Cyprus. Based on information reported on a Schedule 13G filed on February 14, 2022, each of Dmitrii Bukhman (a former director of the Company) and Igor Bukhman (a director of the Company) has a 50% indirect ownership interest in Everix Investments Limited. Consequently, each of Dmitrii Bukman and Igor Bukhman may be deemed to be the indirect beneficial owner of 50% of the shares held by Everix Investments Limited.

(8)	Kismet Sponsor Limited’s registered business address is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, VG1110 British Virgin Islands. Represents 11,750,000 shares and 6,125,000 shares issuable upon the exercise of 6,125,000 warrants. Based on information reported on a Schedule 13G filed on February 15, 2023, Ivan Tavrin (a former director of the Company) has (i) sole voting power over all of the Company’s shares held by Kismet Sponsor Limited and (ii) sole dispositive power over all of our shares held by Kismet Sponsor Limited until February 15, 2025, pursuant to a Special Power of Attorney, dated July 28, 2022 (as reissued on February 15, 2023), executed as a deed by Kismet Sponsor Limited. Accordingly, Mr. Tavrin may be deemed to share beneficial ownership over our shares owned by Kismet Sponsor Limited.

Our directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so. As of December 18, 2023, none of our directors has informed the Company that they intend to participate in the Offer. Boris Gertsovskiy – one of the Company’s co-founders and an affiliated shareholder of the Company holding, as of the date of this Offer to Purchase, 39,790,076 shares – has indicated to the Company that he intends to tender approximately 10 million of his shares, which would represent approximately 5.1% of the Company’s outstanding shares. Aleksandr Ivanov – a former employee of the Company holding, as of December 15, 2023, 3,658,754 shares – has indicated to the Company that he may tender up to 100% of his shares, which would represent approximately 1.9% of the Company’s outstanding shares. However, none of such individuals has entered into any agreement with the Company to tender shares or made any final decision to tender shares as of the date hereof.

If Mr. Gertsovskiy tenders 10 million shares as he has indicated, our ownership structure following completion of the Offer will be different from our ownership structure prior to the Offer. To the extent that one or more of the persons listed in the table above tender some or all of its shares in the Offer, their beneficial ownership reported below may change following the completion of the Offer.

Recent Securities Transactions

Based on the Company’s records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither the Company nor any of its affiliates or subsidiaries nor, to the best of its knowledge, any of the Company’s or its subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the shares during the sixty days prior to December 19, 2023.

Past Transactions and Agreements

Business Combination Agreement. See Section 9. Pursuant to the Business Combination Agreement, the issuance of an aggregate of 20,000,000 GDEV shares to the former shareholders of Nexters Global has been deferred as follows: (i) the issuance of 10,000,000 shares, in the aggregate, is deferred until the volume weighted average trading price of the shares is $13.50 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the closing of the Share Acquisition; and (ii) the issuance of an additional 10,000,000 shares, in the aggregate, is deferred until the volume weighted average trading price of the shares is $17.00 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the closing of the Share Acquisition.

The Business Combination Agreement and its first and second amendments are filed as exhibits (d)(1), (d)(2) and (d)(3), respectively, to the Schedule TO, of which this Offer to Purchase constitutes a part.

Kismet Founder Shares. On June 8, 2020, Kismet issued 6,250,000 Kismet founder shares. Kismet Sponsor Limited (the “Sponsor”) (which is solely owned by Ivan Tavrin, a former director of the Company), paid for certain offering costs of $25,000 on behalf of Kismet in exchange for issuance of the Kismet founder shares. In July 2020, Kismet performed a 1.23 share split resulting in the Sponsor holding an aggregate of 7,687,500 Kismet founder shares. All Kismet shares and associated amounts were retroactively restated to reflect the share capitalization. The Sponsor had agreed to forfeit up to an aggregate of 937,500 Kismet founder shares, on a pro rata basis, to the extent that the option to purchase additional Kismet units in the IPO was not exercised in full by the underwriters. On September 17, 2020, the underwriters notified Kismet that the over-allotment option was not exercised; as a result, these Kismet founder shares were forfeited effective as of September 19, 2020, leaving the Sponsor with 6,750,000 Kismet founder shares. In connection with the Transactions, the Sponsor’s 6,750,000 Kismet founder shares were exchanged for 6,750,000 GDEV shares.

Private Placement Warrants. Simultaneously with the closing of its initial public offering, Kismet consummated a private placement of 6,750,000 Kismet private placement warrants, at a price of $1.00 per Kismet private placement warrant, to the Sponsor (which is solely owned by Ivan Tavrin, a former director of the Company), generating gross proceeds of approximately $6.8 million.

In connection with the Transactions, the Sponsor’s 6,750,000 Kismet private placement warrants were exchanged for 6,750,000 GDEV private placement warrants, 1,625,000 of which were transferred by the Sponsor to certain institutional investors in private placements pursuant to the PIPE Subscription Agreements (defined below) consummated in connection with the Transactions.

The Specimen GDEV warrant, the Warrant Agreement, dated as of August 5, 2020, between Kismet and Continental Stock Transfer & Trust Company, and the Assignment, Assumption and Amendment Agreement for Kismet’s outstanding warrants are filed as exhibits (d)(4), (d)(5) and (d)(6), respectively, to the Schedule TO, of which this Offer to Purchase constitutes a part.

Forward Purchase Agreement. On August 5, 2020, Kismet entered into a forward purchase agreement (the “Forward Purchase Agreement”) with the Sponsor (which is solely owned by Ivan Tavrin, a former director of the Company), which provided for the purchase of $20,000,000 of Kismet units, with each Kismet unit consisting of one Kismet ordinary share (the “Forward Purchase Shares”) and one half of one Kismet warrant (the “Forward Purchase Warrants”), for a purchase price of $10.00 per Kismet unit, in a Kismet private placement to occur concurrently with the closing of Kismet’s initial business combination.

On January 31, 2021, Kismet, the Company and the Sponsor entered into an amended and restated Forward Purchase Agreement (the “A&R Forward Purchase Agreement”). The A&R Forward Purchase Agreement amended the Forward Purchase Agreement, dated August 5, 2020, between Kismet and the Sponsor by, among other things, increasing the Sponsor’s purchase commitment thereunder from $20.0 million to $50.0 million and replacing the Sponsor’s commitment to acquire Kismet’s units with a commitment to acquire 5,000,000 GDEV shares and 1,000,000 GDEV public warrants in a private placement to occur after, and subject to, the closing of the Merger and prior to the closing of the Share Acquisition. Upon closing of the Transactions, the Sponsor subscribed for and purchased 5,000,000 GDEV shares and 1,000,000 GDEV public warrants from the Issuer for an aggregate purchase price of $50,000,000, pursuant to the terms of the A&R Forward Purchase Agreement.

The A&R Forward Purchase Agreement is filed as exhibits (d)(7) to the Schedule TO, of which this Offer to Purchase constitutes a part.

PIPE Subscription Agreement. On July 16, 2021, Kismet, the Company and the Sponsor entered into separate subscription agreements (each as amended, restated or supplemented from time to time, a “PIPE Subscription Agreement”) with certain institutional investors that are not “U.S. persons” as defined in Regulation S under the Securities Act and with whom the Sponsor had prior business relationships (each, a “PIPE Investor”), pursuant to which the PIPE Investors agreed to subscribe for and purchase an aggregate of 5,000,000 GDEV ordinary shares for a purchase price of $10.00 per share for an aggregate commitment of $50 million in a private placements outside the United States in reliance on Regulation S under the Securities Act (the “PIPE”). The PIPE was consummated concurrently with the closing of the Transactions.

The form of the PIPE Subscription Agreement is filed as exhibits (d)(8) to the Schedule TO, of which this Offer to Purchase constitutes a part.

2021 Employee Stock Option Plan. On November 16, 2021, the Company’s board of directors adopted the 2021 Employee Stock Option Plan (as amended, the “2021 ESOP”). The 2021 ESOP provides for the grant of rights (“Options”) entitling participants under the 2021 ESOP to acquire ordinary shares of the Company. The Company is the issuer of the shares under the 2021 ESOP and either the board of directors (or a committee thereof), or the chief executive officer of the Company, if expressly so permitted by the board of directors, will have the authority to administer the 2021 ESOP as it deems advisable. The maximum number of shares that may be issued pursuant to the Options granted under the 2021 ESOP is 9,826,155, being 5% of the issued shares of the Company as of the date of adoption of the 2021 ESOP.

The 2021 ESOP and its amendment are filed as exhibits (d)(9) and (d)(10), respectively, to the Schedule TO, of which this Offer to Purchase constitutes a part.

Director Appointment Rights. Pursuant to our Amended and Restated Memorandum and Articles of Association, each of (1) Everix Investments Limited (which is wholly owned by Dmitrii Bukhman, a former Company director, and Igor Bukhman, a Company director), and (2) Andrey Fadeev (the Chief Executive Officer and a director of the Company) and Boris Gertsovskiy (a former Company director), acting jointly, have the right to appoint two directors to the board of directors, which number may decrease as those shareholders dispose of their shares in the Company. For so long as Andrey Fadeev and Boris Gertsovskiy continue to hold, in aggregate, not less than 50% of their initial holding, they shall be entitled (collectively) to nominate and have appointed two directors to the board of directors; and if Andrey Fadeev and Boris Gertsovskiy cease to hold, in aggregate, at least 50% of their initial holding but continue to hold, in aggregate, not less than 25% of their initial holding, they shall be entitled (collectively) to nominate and have appointed one director to the board of directors.

As of the date of this Offer to Purchase, (1) Everix Investments Limited has exercised its director appointment right in respect of one of our current directors, Igor Bukhman and (2) Andrey Fadeev and Boris Gertsovskiy, acting jointly, have exercised their director appointment right in respect of one of our current directors, Andrey Fadeev.

Our Amended and Restated Memorandum and Articles of Association is filed as exhibits (d)(11) to the Schedule TO, of which this Offer to Purchase constitutes a part.

Indemnification Agreements. Our Amended and Restated Memorandum and Articles of Association provide for certain indemnification rights for our directors and executive officers, and we entered into an indemnification agreement with each of our executive officers and directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by British Virgin Islands law.

The form of the Director and Officer Indemnification Agreement is filed as exhibits (d)(12) to the Schedule TO, of which this Offer to Purchase constitutes a part.

General. Except as otherwise described herein, neither the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

11.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer may reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from Nasdaq or eligible for deregistration under the Exchange Act. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be subject to delisting from Nasdaq or eligible for deregistration under the Exchange Act. See Section 6.

12.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13.	Tax Considerations

Certain Material U.S. Federal Income Tax Consequences of the Offer

The following summary describes the material U.S. federal income tax consequences as of the date hereof to U.S. Holders (as defined below) of a sale of shares for cash pursuant to the Offer. The summary is based on the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). There can be no assurance that the IRS will not take a different position concerning tax consequences of the sale of shares to the Company pursuant to the Offer or that any such position would not be sustained. The discussion does not address all of the tax consequences that may be relevant to a particular shareholder or to shareholders subject to special treatment under U.S. federal income tax laws (including, without limitation, financial institutions, broker-dealers, insurance companies, cooperatives, certain former U.S. citizens or long-term residents, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, persons whose “functional currency” is not the U.S. dollar, persons that acquired their shares through the exercise of an employee option or otherwise as compensation, partnerships or other pass-through entities or arrangements, persons holding shares through partnerships or other pass-through entities or arrangements, persons subject to special tax accounting rules as a result of gross income with respect to the shares being taken into account in an applicable financial statement, persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States; or persons who hold shares as part of a straddle, hedge, conversion, synthetic security, constructive sale transaction for U.S. federal income tax purposes), or (except where specifically addressed below) persons actually or constructively holding more than 5% (by vote or value) of the shares. In addition, this discussion does not address the consequences of any alternative minimum tax, the Medicare tax on certain investment income, or any state, local or non-U.S. tax consequences or any tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences. This summary assumes that shareholders hold shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

As used herein, the term “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and each partner in such partnership should consult its own tax advisor about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

The following discussion does not constitute tax advice. Each shareholder is advised to consult its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

Unless otherwise stated, the following discussion assumes that the Company will not be considered, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for its current taxable year and that it has not been a PFIC for prior taxable years.

Characterization of Sale of Shares Pursuant to the Offer. The sale of shares by a U.S. Holder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a U.S. Holder for cash pursuant to the Offer will be treated as a sale or exchange of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in the Company if either (i) the U.S. Holder owns none of the shares nor any other Company shares either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of the shares nor any other Company shares immediately after the sale of shares pursuant to the Offer and, with respect to shares and any other Company shares constructively owned by the U.S. Holder immediately after the sale, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares and any other Company stock under procedures described in Section 302(c) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” (1) if the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer and (2) if the U.S. Holder actually and constructively owns, immediately after the redemption, less than 50% of the outstanding shares.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if, taking into account the applicable constructive ownership rules, the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in the Company. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances, as well as the relative percentage of the shares tendered by such U.S. Holder and each of the other shareholders. The IRS has indicated in published guidance that a sale of shares for cash that results in a minimal reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may be treated as “not essentially equivalent to a dividend.” In the event that other shareholders sell a greater percentage of their shares pursuant to the Offer than a particular shareholder, a shareholder’s interest in the Company may increase immediately following the Offer even if that shareholder sells shares for cash pursuant to the Offer and such shareholder does not (actually or constructively) acquire any other shares.

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. Except as described above with respect to certain waivers, a U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as shares the U.S. Holder has an option to purchase.

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and be taken into account in determining whether the Section 302 Tests have been satisfied.

U.S. Holders are advised to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer. In addition, a U.S. Holder owning at least 5% of the Company’s outstanding shares must comply with the reporting requirement of Treasury Regulation 1.302-2(b)(2).

Sale or Exchange Treatment. Subject to the PFIC rules described below, if any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a sale or exchange for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized on the sale by the U.S. Holder and such holder’s tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s tax basis in the shares generally will be equal to the cost of the shares to the U.S. Holder. The amount realized on the sale will generally be the U.S. dollars received by the U.S. Holder, in which case a U.S. Holder should not realize any foreign exchange gain or loss on the sale. Any gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by the Company pursuant to the Offer. Certain individual and other non-corporate U.S. Holders are currently eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) the Company purchases from the U.S. Holder under the Offer. The gain or loss will generally be U.S. source for foreign tax credit purposes.

Distribution Treatment. Subject to the PFIC rules described below, if none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a distribution by the Company with respect to the U.S. Holder’s shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution would be treated as a dividend to the extent that the Company has current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without a reduction for the U.S. Holder’s tax basis of the shares sold, and the tax basis of such sold shares would generally be added to the tax basis of the U.S. Holder’s remaining shares, if any. The amount of any distribution in excess of the Company’s current and accumulated earnings and profits would be treated as a return of capital to the U.S. Holder, with a corresponding reduction in such U.S. Holder’s tax basis in its shares until reduced to zero, and then as capital gain from the sale of the shares. Any remaining adjusted tax basis in the shares sold in the Offer will generally be transferred to any other shares continued to be held by the U.S. Holder. However, the Company does not compute its earnings and profits under U.S. federal income tax principles. As such, a U.S. Holder should expect that the entire amount of cash received from the sale may be treated as a dividend if the sale does not meet one of the Section 302 Tests. No loss will be recognized by a U.S. Holder if its sale of shares pursuant to the Offer is treated as a distribution with respect to the shares under Section 302 of the Code.

Dividend income with respect to non-corporate U.S. Holders may be eligible for reduced rates of U.S. federal income taxation, provided that (1) the shares are readily tradable on an established securities market in the U.S. (such as Nasdaq, on which the shares are currently listed), (2) the Company is not a PFIC (as discussed below) for either the current or preceding taxable year and (3) certain other requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the reduced rates. Dividends generally will be income from sources outside of the United States for foreign tax credit purposes. The corporate U.S. Holder will not be eligible for a dividends received deduction received from other U.S. corporations.

Passive Foreign Investment Company Rules. A non-U.S. corporation generally will be a PFIC, in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries, it directly or indirectly own at least 25% pursuant to applicable “look-through” rules, either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income. If the Company is treated as a PFIC for any taxable year during which a U.S. Holder held the shares purchased pursuant to the Offer, certain adverse consequences could apply to such U.S. Holder. If the Company is a PFIC for the current taxable year (or were a PFIC for the prior taxable year during which a U.S. Holder held the shares being tendered), the reduced dividend rate discussed above with respect to dividends paid to non-corporate U.S. Holders would not apply to any dividend income resulting from the Offer, even if such rate were otherwise applicable. In addition, the U.S. Holder would be subject to special adverse rules with respect to any gain, and any distribution if it is treated as an excess distribution. Under such rules, absent certain special elections, U.S. Holders’ gain from the sale or other disposition of shares, and “excess distributions” would be ordinary income. Such income would be taxed as if the gain or excess distribution had been realized ratably over the U.S. Holders’ holding period and would be increased by a special interest charge. An excess distribution generally would be any distribution to a U.S. Holder with respect to shares during a single taxable year that is greater than 125% of the average annual distributions received by such U.S. Holder with respect to shares, during the three preceding taxable years or, if shorter, during a U.S. Holder’s holding period. If the consideration received by a U.S. Holder pursuant to the Offer is treated to any U.S. Holder as a distribution from the Company as described above under “Distribution Treatment,” such distribution may constitute an excess distribution for this purpose. Different rules would apply to a U.S. Holder who has made a mark-to-market election in respect of the shares.

A U.S. Holder subject to the PFIC rules discussed above is required to file IRS Form 8621 in respect of any gain realized or any amount treated as received in a distribution pursuant to the Offer.

The PFIC rules are complex, and U.S. Holders should consult their tax advisors regarding the PFIC rules, the elections that may be available to them and how the PFIC rules may affect the U.S. federal income tax consequences relating to the sale of shares for cash pursuant to the Offer.

Tax Considerations for Holders of Ordinary Shares that Do Not Tender any Shares in the Offering.

The Offer will have no U.S. federal income tax consequences to the Company’s shareholders that do not tender any shares in the Offer.

Backup Withholding

See Section 3 with respect to the application of U.S. federal backup withholding.

Certain Cyprus Tax Considerations

The following section is a short summary of certain important taxation principles that may be or become relevant with respect to GDEV in Cyprus, though it does not purport to be a complete summary of tax law and practice currently applicable in Cyprus and does not contain any statement with respect to the tax treatment of an investment in any other jurisdiction. Furthermore, this section does not address the taxation of GDEV in any other jurisdiction. Therefore, prospective investors are advised to consult their own professional tax advisers in respect of the possible tax consequences of subscribing for, buying, holding, redeeming, converting or selling shares or warrants under the laws of their country of citizenship, residence, domicile or incorporation.

The following summary is based on laws, regulations and practice currently applicable in Cyprus at the date of this Offer to Purchase and is subject to changes therein.

Taxation of Investors

Dividends

Cyprus does not currently levy any withholding tax on dividend payments made to persons not being resident for tax purposes of Cyprus or to individuals who are tax residents of Cyprus but do not have a Cypriot domicile (as defined in the Special Contribution for Defense of the Republic Law).

Dividends paid to Cyprus tax resident and domicile individuals are subject to 17% Special Contribution for Defence (“SCD”) which will be withheld at source by GDEV.

Cyprus tax resident individuals are also subject to General Healthcare System (“GHS”) contributions on their dividend income, irrespective of whether they are domiciled or non-domiciled in Cyprus. The applicable GHS rate is currently 2.65% and it applies on total annual income of an individual of €180.000. The GHS contributions on dividends paid or deemed (under the deemed dividend distribution rules) to be paid to Cyprus tax resident individuals (irrespective of their domicile status) will be withheld at source by GDEV.

On December 9, 2021, the Cyprus Parliament passed into law a bill that aims to strengthen the Cyprus tax framework for the prevention of tax abuse. Effective as from December 31, 2022, withholding taxes (“WHT”) were introduced on payments to companies in jurisdictions included in the EU Blacklist of non-cooperative jurisdictions (“EU Blacklist”) as follows:

1)	Dividends. WHT at the rate of 17% will apply on dividends paid by a Cyprus tax resident company to companies which are:

o	resident in jurisdictions included in the EU Blacklist, or

o	incorporated/registered in a jurisdiction included in the EU Blacklist and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The following conditions apply:

o	The company receiving the dividend holds directly, either alone or jointly with associated companies, over 50% of the capital, voting rights, or is entitled to receive more than 50% of the profits in the company paying the dividends.

o	The associated companies should also be resident in an EU blacklisted jurisdiction or incorporated/ registered in an EU blacklisted jurisdiction and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The WHT will not apply in the case of dividend payments on shares listed on a recognised stock exchange.

2)	Interest. WHT at the rate of 30% will apply on interest paid by a Cyprus tax resident company to companies which are:

o	resident in jurisdictions included in the EU Blacklist, or

o	incorporated/registered in a jurisdiction included in the EU Blacklist and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The WHT will not apply in the case of:

o	Interest payments on securities listed on a recognised stock exchange.

o	Interest payments made by individuals.

3)	Royalties. WHT at the rate of 10% will apply on royalties paid by a Cyprus tax resident company to companies which are:

o	resident in jurisdictions included in the EU blacklist, or

o	incorporated/registered in a jurisdiction included in the EU Blacklist and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The WHT will not apply in the case of royalty payments made by individuals.

Capital reduction (including buy-back and cancellation of own shares)

In the case of a company’s capital reduction, which includes the buy-back and cancellation of own shares, any amounts paid or due to shareholders that are individuals, in excess of the amount of the share capital that was actually paid by the shareholder, are treated as a deemed dividend subject to 17% SCD provided that the shareholders are Cyprus tax resident and domiciled individuals.

The deemed dividends on a capital reduction are reduced by any dividend that was deemed to be distributed under the “Deemed dividend distribution rules”.

Deemed dividend distribution rules

As from the tax year 2003 onwards, companies are deemed to have distributed to their Cyprus tax resident shareholders, 70% of their accounting profits after the deduction of corporation tax at the end of two years from the end of the year in which the profits were earned.

On such a deemed distribution 17% SCD should be withheld and paid over to the Cyprus Tax Authorities. The deemed distribution provisions do apply to Cyprus tax resident corporate shareholders but do not apply to non-Cyprus tax resident shareholders and to Cyprus tax resident but not domiciled individuals.

As from January 1, 2011, the term “corporation tax” has been extended to include the SCD, the capital gains tax and any taxes paid abroad that have not been credited against the corporation tax. These taxes are taken into consideration for the calculation of the company’s accounting profits subject to deemed distribution.

As from September 13, 2011, the Commissioner of Taxation has issued a Circular numbered 2011/10 according to which the exemption with respect to profits attributable to non-resident shareholders has been extended to profits attributable to resident corporate shareholders of a Cypriot resident company to the extent that such profits are indirectly attributable to ultimate shareholders which are non-residents of Cyprus.

Tax Residency and Domicile for Individuals

An individual is considered to be a tax resident of Cyprus if he or she is physically present in the Republic of Cyprus for an aggregate total of more than 183 days in a tax year.

As of January 1, 2017, an individual is also recognized as a Cypriot tax resident for a tax year if he or she meets all of the following requirements:

(1)	does not spend more than 183 days in total in any state within the tax year;

(2)	is not recognized as a tax resident of another state in the same tax year;

(3)	stays in Cyprus for at least 60 days in the tax year;

(4)	pursues a business or is employed in Cyprus or holds an office with a company that is a Cypriot tax resident at any time during the tax year; and

(5)	maintains a permanent home in Cyprus that is either owned or rented.

If an individual terminates his or her employment/winds up his business or ceases to hold office as per (4) above, he or she cannot be considered a Cypriot tax resident for the respective tax year.

The SCD Law contains the following term and definition:

“Resident in the Republic”, when applied to an individual, means a person who is resident in the Republic of Cyprus as defined in accordance with the provisions of the Income Tax Law, and who also has domicile in the Republic of Cyprus.

For the purposes of this Law, a person has “domicile in the Republic” if he or she has domicile of origin in the Republic of Cyprus based on the provisions of the Wills and Succession Law, except for:

(i)	a person who has acquired and maintains domicile of choice outside the Republic based on the provisions of the Wills and Succession Law, provided that he or she was not resident in the Republic as defined in accordance with the provisions of the Income Tax Law for any period of at least twenty (20) consecutive years before the tax year, or

(ii)	a person who was not resident in the Republic as defined in accordance with the provisions of the Income Tax Law for a period of at least twenty (20) consecutive years before the entry into force of the provisions of this Law.

It is provided that regardless of the domicile of origin, any person who is resident in the Republic, as defined in accordance with the provisions of the Income Tax Law, for at least seventeen (17) out of the last twenty (20) years before the tax year will be deemed domiciled in the Republic for the purposes of this Law.

Tax Residency for Companies

A company is considered to be tax resident in the Republic of Cyprus if its management and control is exercised in Cyprus. There is no definition in the Cyprus income tax laws as to what constitutes management and control, however in practice it is considered to be exercised where:

(1)	the majority of the directors are resident;

(2)	the majority of the Board of Directors meetings are held; and

(3)	the majority of significant decisions are taken.

On December 9, 2021, the Cyprus Parliament passed into law a bill that aims to strengthen the Cyprus tax framework for the prevention of tax abuse. In an effort to strengthen the residency rule framework beyond the management and control criterion/concept, effective as from December 31, 2022, the term “Cyprus tax resident company” was expanded to also include a company that was incorporated/registered in Cyprus, but whose management and control is exercised outside Cyprus, as long as the company is not a tax resident in any other state.

Profits from the sale of “Securities”

Profits from the disposal of securities are fully exempt from personal income tax.

According to Article 2 of the Cyprus Income Tax Law “securities” means shares, bonds, debentures, founders’ shares and other securities of companies or other legal persons, incorporated under the law in the Republic or abroad and options thereon.

14.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 6 has occurred or is deemed by us to have occurred, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to shareholders or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through Business Wire or other comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If:

•	we increase or decrease the price to be paid for shares or increase or decrease the number of shares sought in the Offer (but, in the event of an increase, only if we increase the number of shares sought by more than 2% of the outstanding shares); and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending at the end of the day, 12:00 midnight, Eastern Time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Section 14, then the Offer will be extended until the expiration of such period of 10 business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. to approximately 12:00 midnight, Eastern Time.

15.	Fees and Expenses

We have retained D.F. King & Co., Inc. to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

16.	Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an issuer tender offer statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good-faith effort to comply with the applicable law where practicable.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary or the Information Agent.

The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail, or by hand, express mail, courier
or other expedited service:
Continental Stock Transfer & Trust Company
1 State Street, 30th FL
Attention: Reorg Department
New York, NY 10004

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers call: +1 (212) 269-5550
All other call Toll Free: +1 (866) 342-4882
International: +1 (212) 269-5550
Email: gdev@dfking.com